Exhibit 99.4

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. PROVIDES UPDATED AND PRO FORMA FINANCIAL STATEMENTS FOR CONTINUING OPERATIONS

Secaucus, New Jersey — August 6, 2008 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced that it has filed a Form 8-K providing audited consolidated financial statements as of and for the previous two fiscal years ended February 2, 2008 with the Securities and Exchange Commission, reflecting the Disney Store business as a discontinued operation. In addition, the Company has filed a Form 8-K/A providing an unaudited pro forma condensed consolidated balance sheet as of February 2, 2008, and unaudited pro forma condensed consolidated statements of operations for the three fiscal years ended February 2, 2008 and accompanying notes, to illustrate the effect of the transfer of a substantial portion of the Disney Store business and assets (the “Private Sale”).

As previously announced, The Children’s Place Retail Stores, Inc.’s subsidiaries, Hoop Retail Stores, LLC and Hoop Canada, Inc., closed on the Private Sale to affiliates of The Walt Disney Company on April 30, 2008. As a result, the Disney Store business was classified as a discontinued operation in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company exit of the business.  On May 22, 2008, The Children’s Place reported results from continuing operations for the first quarter of 2008 and 2007 based on The Children’s Place business only.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of July 5, 2008, the Company owned and operated 903 stores and its online store at www.childrensplace.com.

This press release (and above referenced filings) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. Risks and uncertainties relating to the exit of the Disney Store business, including the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and the Company’s ability to successfully defend such claims, the risk that Disney may bring litigation against the Company and assert various claims under the agreements relating to the Company’s exit from the Disney Store business and the Private Sale, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Jane Singer, Vice President, Investor Relations, (201) 453-6955

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